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Head Office--Corporate Banking Division
41-45 Rothschild Boulevard
Tel-Aviv 65784, ISRAEL
Tel: 972-3-5675579
Fax: 972-3-5672995

                                                                November 1, 1999

To: Tefron Ltd.

Dear Sirs,

                           Re: Credits to Tefron Ltd.

     Whereas Tefron Ltd. (hereinafter: "Tefron") has notified Bank Hapoalim B.M. (hereinafter: the "Bank") of its intention to purchase 100% of the share capital of Alba Waldensian, Inc. (hereinafter:
              "Alba"); and

     Whereas Tefron has requested the Bank to grant it a loan for the purpose of financing the purchase of the said share capital of Alba (hereinafter: the "Purchased Shares");

     Therefore the Bank is willing to accede to Tefron's request and make a loan available to it upon the following terms and conditions (hereinafter: the "Loan").

1. The Loan

   Amount:
   US$65,000,000 (sixty five million US Dollars).

   Period:
   Up to 7 years.

   Interest, fees and other commercial conditions:
   To be agreed between Tefron and the Bank.

2. Conditions Precedent

     The granting of the Loan or any part thereof shall be subject, inter alia, to the fulfilment of the following conditions to the Bank's full satisfaction:

          2.1 The conclusion and execution in due course and as shall be determined by our Bank, of all documentation in connection with the financing, the collaterals and such other terms and obligations as herein stipulated or as may be additionally required by our Bank.

          2.2 There being no legal or other impediment whatsoever to the granting of the Loan by the Bank to Tefron, including without limitation restrictions imposed by The Bank of Israel and/or any governmental or other authority as to the financing being made available to Tefron.

3. Collateral

     As security for the full repayment of the Loan, the Bank shall be furnished with the following collateral:

          3.1 A first ranking floating and fixed pledge and charge, unlimited in amount, in favor of the Bank, over the Purchased Shares, which shares shall be deposited as instructed by the Bank.

          3.2 Tefron's undertaking to maintain certain financial covenants, as agreed with the Bank, so long as there are any outstanding amounts on account of the Loan.

4. General
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          4.1 The foregoing is intended to provide only an outline of the indicative terms of the possibilities for financing, rather than a complete statement of all terms conditions and documents which would be required.

          4.2 Kindly note that we are willing to provide Alba with a loan in the amount of up to US$20,000,000 (twenty million US Dollars) to be secured by Tefron's guarantee, in terms and conditions to be agreed and concluded between the bank and Alba in due time, subject only to the approval of Tefron's acquisition of Alba by the Board of Directors of Tefron (it being understood that such approval will not be granted unless Tefron's Board of Directors shall have first received a "fairness opinion" with respect to the Alba acquisition from its independent financial advisor, (Credit Suisse First Boston).

          If and when relevant we would be pleased to furnish you with a letter of intent, detailing indicative terms as to said additional financing.

          4.3 This Letter is issued solely to you, is not assignable and does not confer any rights on any party whatsoever, nor does it establish any privity between our Bank and any third party.

     It will be our pleasure to cooperate with you on this transaction and we await to receive further details in order to proceed in this matter. Kindly let us know until December 31st, 1999 if you are interested in proceeding in this matter, as this letter shall be no longer valid after said date.

                                                    Yours faithfully,


                                                    BANK HAPOALIM B.M.
                                                       Head Office


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A. Latir                                                           D. Ajanati

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